THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAS BEEN TAKEN FOR INVESTMENT PURPOSES ONLY. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAW WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

Walton, Hansen & Co

NOTE

$24,808.00                                                                                                                                                                                                                                                                                     August 4, 2006
                                                                                                                                                                                                                                                                                                                   Dallas, TX

FOR VALUE RECEIVED, IElement Corporation (“Maker”) promises to pay to the order of Walton, Hansen & Co (the “Lender”), at the offices located at 17194 Preston Road Ste 102, PMB 341 in Dallas, TX, the principal sum of Twenty Four Thousand Eight Hundred Eight Dollars ($24,808.00), together with all accrued interest thereon, upon the terms and conditions specified below.

1. Interest. Interest shall accrue and be payable monthly on the balance outstanding under this Note at the rate of 10.0% per annum, compounded monthly, or at the maximum rate allowed by law, whichever is lower.

2. Due Date. One half of the principal balance ($12,404.00) shall become due and payable upon the Maker securing one million dollars ($1,000,000) in funding via conversion of Maker’s outstanding warrants into shares of Maker’s common stock. The remaining principal balance and interest shall become due and payable upon the Maker securing an additional one million dollars (total of $2,000,000) in funding via conversion of Maker’s outstanding warrants into shares of Maker’s common stock.

3. Payment. Payment shall be made in lawful tender of the United States and shall be applied first to the payment of principal and then to all accrued and unpaid interest. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

4. Events of Acceleration. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable prior to the specified due date of this Note upon the occurrence of one or more of the following events:

A. the expiration of the thirty (30)-day period following the date the Maker ceases for any reason to pay its monthly obligations to the Lender; or

B. the insolvency of the Maker, the commission of any act of bankruptcy by the Maker, the execution by the Maker of a general assignment for the benefit of creditors, the filing by or against the Maker of any petition in bankruptcy or any petition for relief under the provisions of the Federal bankruptcy act or any other state or Federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Maker or the attachment of or execution against any property or assets of the Maker; or

C. an acquisition of the Company (whether by merger, sale of all or substantially all of the Company’s assets or sale of more than fifty percent (50%) of the Company’s outstanding voting securities) for consideration payable in cash or freely-tradable securities; provided, however, that if the Pooling of Interest Method, as described in Accounting Principles Board Opinion No. 16, is used to account for the acquisition for financial accounting purposes, then acceleration of this Note shall not occur until the end of the sixty (60)-day period immediately following the close of the applicable transfer restriction period required under Accounting Series Release Numbers 130 and 135.

5. Collection. If action is instituted to collect this Note, the Maker promises to pay all costs and expenses (including reasonable attorney fees) incurred in connection with such action.

6. Waiver. A waiver of any term of this Note or of any of the obligations secured thereby must be made in writing and signed by a duly-authorized officer of the Corporation and any such waiver shall be limited to its express terms.

No delay by the Corporation in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of a condition under this Note or the obligations secured thereby.

7. Construction. Each party acknowledges that it had the opportunity to have its legal counsel review this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

8. Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

9. Governing Law. This Note shall be construed in accordance with the laws of the State of Texas without resort to that State’s conflict-of-laws rules.

IElement Corporation “MAKER”

August 4, 2006

/s/ Ivan Zweig
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Ivan Zweig,
Director & Chief Executive Officer
IElement Corporation